Exhibit 99.1

Press Release

August 8, 2006	Contact Information:
For Immediate Release	Thomas J. Jansen
Executive VP Finance and Chief Financial Officer
414.643.3000

Rexnord Corporation Reports First Quarter Results for Fiscal 2007

MILWAUKEE, WI – August 8, 2006

Rexnord Corporation, a leading manufacturer of highly engineered precision motion technology products, focused on power transmission products, today reported its summary results for the first quarter of its fiscal 2007, which ended July 2, 2006.

First Quarter Highlights:

•	First quarter sales grew 20.2% over the prior year quarter to $288.4 million; first quarter sales growth adjusted to include Falk for the entire prior year quarter was 8.8%

•	Income from operations was $18.3 million, including $16.6 million of Apollo transaction-related expenses

•	First quarter Adjusted EBITDA grew 20.4% to $52.0 million or 18.0% of sales, compared to the $43.2 million or 16.3% of sales during the first quarter of last year (pro forma to include Falk for the entire prior year quarter)

•	Prepaid $8.5 million of term debt in the first quarter after paying $1.5 million in transaction-related expenses

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We’ve started our fiscal 2007 by posting solid first quarter results. Our first quarter sales growth of 8.8% and Adjusted EBITDA growth of 20.4% as compared to the prior year first quarter (both adjusted to include Falk for the entire prior year quarter) demonstrate the continued progress we’re making with both our growth and Rexnord Business System initiatives. Throughout the first quarter, we continued to see very positive trends in our businesses and end markets. Our order growth compared to the first quarter of fiscal 2006 was 12.9% (pro forma to include Falk for the entire prior year quarter), and we built $41.0 million of backlog in the quarter, bringing our total backlog to $348 million, an increase of $101.3 million or 41% compared to a year ago. As we look to the remainder of the year, our opportunity is to continue to improve our operational performance and execute on the backlog we have as well as the strong incoming order rates.” Hitt continued, “Since the end of the quarter, we’ve completed and closed on the sale of the Company to affiliates of Apollo Management, L.P. and also made an acquisition in China. The acquisition was relatively small in size (purchase price of approximately $6.5 million dollars with annual sales of approximately $12 million dollars) but it provides us additional manufacturing capacity and capabilities in China and will allow us to be strategically well positioned to serve both U.S. customers in and moving to China as well as the local Chinese market.” Hitt concluded, “Our priorities for the remainder of fiscal 2007 will continue to be to reduce our leverage by focusing on driving growth, margin expansion, and generating cash to reduce our debt.”

First Quarter – 8.8% sales growth (pro forma to include Falk for the entire prior year quarter); Adjusted EBITDA margins expand 170 basis points

Sales in the first quarter of fiscal 2007 were $288.4 million, an increase of $48.5 million or 20.2%, from last year’s first quarter sales of $239.9 million. Approximately $25.2 million of this increase was due to the timing of the Falk acquisition in May 2005 as our prior year first quarter only included approximately 1.5 months of Falk sales. The remaining $23.3 million sales increase was driven primarily by strength in our industrial products end markets of energy, construction equipment, natural resource extraction, metals processing and infrastructure expansion (mining, cement, aggregates) as well as strong demand for our aerospace products. Foreign currency fluctuations also favorably benefited sales by approximately $3.5 million during the quarter as the Euro and Canadian dollar strengthened against the U.S. dollar.

Adjusted EBITDA in the first quarter was $52.0 million, an increase of 20.4% or $8.8 million over the first quarter of fiscal 2006 (pro forma to include Falk for the entire prior year quarter). Adjusted EBITDA for the first quarter of fiscal 2007 excludes transaction-related costs of $16.6 million incurred in connection with the sale of the Company to affiliates of Apollo Management, L.P. Adjusted EBITDA for the first quarter of the prior year excludes restructuring and other similar costs of $1.9 million related to the restructuring of certain manufacturing operations and headcount reductions at certain locations, including the continuation of certain Falk plant consolidation activity that had been initiated prior to our acquisition of Falk.

Gross profit in the first quarter of fiscal 2007 grew to $89.7 million, or 31.1% of net sales, from $71.3 million, or 29.7% of net sales in the first quarter of fiscal 2006. The growth in gross profit margins was due primarily to synergies and fixed cost reductions achieved over the past year resulting from the integration of the Falk and Rexnord businesses.

Term debt reduced by $8.5 million in quarter

At July 2, 2006, the Company had total debt of $745.2 million and cash on hand of $10.7 million. The Company’s leverage ratio (Debt to EBITDA as defined in the Company’s credit agreement) as of July 2, 2006 was 3.7x compared to 3.9x as of March 31, 2006. The interest coverage ratio (EBITDA to Interest Charges as defined in the Company’s credit agreement) ended at 3.3x as of July 2, 2006, compared to 3.2x as of March 31, 2006.

Apollo Transaction and Related Financing

On July 21, 2006 (the “Merger Date”), certain affiliates of Apollo Management, L.P. (“Apollo”) purchased the Company from The Carlyle Group and management for approximately $1.825 billion through the merger of Chase Merger Sub, Inc., an entity formed and controlled by Apollo, with and into RBS Global, Inc. (the “Merger”). The Merger was financed with (i) $485.0 million of 9.50% senior notes due 2014, (ii) $300.0 million of 11.75% senior subordinated notes due 2016, (iii) $645.7 million of borrowings under new senior secured credit facilities (consisting of a seven-year $610.0 million term loan facility and $35.7 million of borrowings under a six-year $150.0 million revolving credit facility), and (iv) $475.0 million of equity contributions (consisting of a $438.0 million cash contribution from Apollo and $37.0 million of rollover stock and stock options held by management participants). The proceeds from the Apollo cash contribution and the new financing arrangements, net of related debt issuance costs, were used to (i) pay existing equity holders for their ownership interest in the Company, (ii) repay all outstanding borrowings under our previously existing Credit Agreement as of the Merger Date, (iii) repurchase substantially all of our $225.0 million of 10.125% senior subordinated notes outstanding as of the Merger Date pursuant to a tender offer, and (iv) pay transaction fees and expenses. As a result of the Merger, our total long-term debt increased from $745.2 million as of July 2, 2006 to $1,435.7 million as of the Merger Date.

The Merger and related debt financing occurred subsequent to July 2, 2006 and therefore have not been reflected in our condensed consolidated financial statements for the quarter ended July 2, 2006. The Merger will be accounted for using the purchase method of accounting and will therefore result in a new basis of accounting for us. The purchase price will be allocated to the estimated fair values of our underlying assets acquired and liabilities assumed as of the Merger Date.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA represents EBITDA plus the adjustments noted in the table below. Adjusted EBITDA is presented because we believe it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of precision motion technology products, focused on power transmission products with approximately 5,800 employees worldwide. Rexnord products are sold around the world by over 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors. For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will hold a conference call on Wednesday, August 9, 2006 at 10:00 a.m. Eastern Time to discuss its fiscal year 2007 first quarter results, provide a general business update and respond to questions. Rexnord CEO Robert Hitt and CFO Thomas Jansen will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (888) 727-6732

International toll #: (719) 867-3417

Access Code: 884549

If you are unable to participate during the live teleconference, a replay of the conference call will be available until August 16, 2006. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) with access code 884549.

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in millions)

	First Quarter Ended
	July 2, 2006	July 3, 2005
	(Unaudited)	(Unaudited)
Net sales	$288.4	$239.9
Cost of sales	198.7	168.6

Gross profit	89.7	71.3
Selling, general and administrative expenses	50.8	41.9
Restructuring and other similar costs	—	1.9
Transaction-related costs	16.6	—
Amortization of intangible assets	4.0	3.6

Income from operations	18.3	23.9
Non-operating income (expense):
Interest expense, net	(17.1)	(13.6)
Other expense, net	(0.7)	(1.4)

Income before income taxes	0.5	8.9
Provision for income taxes	3.3	4.0

Net (loss) income	$(2.8)	$4.9

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

	July 2, 2006	March 31, 2006
	(Unaudited)
Assets
Current assets:
Cash	$10.7	$22.5
Receivables, net	165.4	177.4
Inventories	204.9	191.9
Other current assets	23.9	22.2

Total current assets	404.9	414.0
Property, plant and equipment, net	347.3	348.9
Intangible assets, net	137.1	141.1
Goodwill	670.9	670.4
Other assets	24.4	33.7

Total assets	$1,584.6	$1,608.1

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1.9	$1.9
Trade payables	111.1	119.3
Income taxes payable	6.1	3.9
Deferred income taxes	7.2	7.0
Compensation and benefits	40.4	44.9
Current portion of pension obligations	21.0	20.8
Current portion of postretirement benefit obligations	5.1	5.1
Interest payable	8.8	13.5
Other current liabilities	48.5	38.4

Total current liabilities	250.1	254.8
Long-term debt	743.3	751.8
Pension obligations	59.3	61.6
Postretirement benefit obligations	33.3	33.5
Deferred income taxes	40.1	40.2
Other liabilities	16.8	25.1

Total liabilities	1,142.9	1,167.0
Stockholders’ equity
Common stock, $0.01 par value; authorized 5,000,000 shares; issued and outstanding 3,623,809 shares at July 2, 2006 and March 31, 2006	0.1	0.1
Additional paid in capital	363.5	363.4
Retained earnings	65.5	68.3
Accumulated other comprehensive income	12.6	9.3

Total stockholders’ equity	441.7	441.1

Total liabilities and stockholders’ equity	$1,584.6	$1,608.1

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	First Quarter Ended
	July 2, 2006	July 3, 2005
	(Unaudited)	(Unaudited)
Operating activities
Net (loss) income	$(2.8)	$4.9
Adjustments to reconcile net (loss) income to cash provided by (used for) operating activities:
Depreciation	12.1	9.9
Amortization of intangible assets	4.0	3.6
Amortization of deferred financing costs	0.9	0.9
Gain on dispositions of property, plant and equipment	(1.4)	—
Changes in operating assets and liabilities:
Receivables	5.4	(0.5)
Inventories	(11.2)	(3.7)
Other assets	(1.2)	(2.3)
Accounts payable	(9.7)	(7.0)
Accruals and other	7.6	(9.9)

Cash provided by (used for) operating activities	3.7	(4.1)
Investing activities
Expenditures for property, plant and equipment	(8.8)	(4.0)
Proceeds from dispositions of property, plant and equipment	1.6	—
Acquisition of The Falk Corporation, net of cash acquired of $4.9 million	—	(297.9)

Cash used for investing activities	(7.2)	(301.9)
Financing activities
Proceeds from issuance of long-term debt	—	312.0
Repayments of long-term debt	(8.5)	(10.3)
Payment of financing fees	(0.2)	(7.3)
Proceeds from issuance of common stock	—	1.0

Cash (used for) provided by financing activities	(8.7)	295.4
Effect of exchange rate changes on cash	0.4	(1.8)

Decrease in cash	(11.8)	(12.4)
Cash at beginning of period	22.5	26.3

Cash at end of period	$10.7	$13.9

Reconciliation of EBITDA and Adjusted EBITDA to Net (Loss) Income

(Unaudited)

	First Quarter Ended,
(in millions)	July 2, 2006	July 3, 2005
Net (loss) income	$(2.8)	$4.9
Interest expense, net	17.1	13.6
Provision for income taxes	3.3	4.0
Depreciation and amortization	16.1	13.5

EBITDA	33.7	36.0

Adjustments to EBITDA(1):
Restructuring and similar costs	—	1.9
Transaction-related costs	16.6	—
Other expense, net	0.7	1.4
LIFO expense	1.0	0.4

Subtotal Adjustments to EBITDA	18.3	3.7
Adjusted EBITDA	$52.0	$39.7

Memo: Pro forma Falk (pre-acquisition)	$—	$3.5

Notes to Reconciliation of EBITDA and Adjusted EBITDA to Net (Loss) Income

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net (loss) income before interest, income taxes, depreciation and amortization, plus adjustments for restructuring and other similar costs, transaction-related costs, other non-operating expense, LIFO expense and nonrecurring items. For the quarter ended July 2, 2006, other expense, net consists of management fee expense of $0.5 million, a gain on the sale of fixed assets of $1.4 million, foreign currency losses of $1.5 million and other expenses of $0.1 million. For the quarter ended July 3, 2005, restructuring and other similar costs of $1.9 million related to the restructuring of certain manufacturing operations and headcount reductions at certain locations, including the continuation of certain Falk plant consolidation activity that had been initiated prior to our acquisition of Falk. Other expense, net consists of management fee expense of $0.5 million, attorney fees related to the refinancing of our credit agreement of $0.7 million and foreign currency losses of $0.2 million.